Exhibit 21.1

Subsidiaries of Salarius Pharmaceuticals, Inc.

Subsidiary	Jurisdiction
TK Pharma, Inc.	Delaware
Flex Innovation Group LLC	Delaware
Salarius Pharmaceuticals, LLC	Delaware